Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 August 17, 2007

$ Annual Review Notes due September 9, 2010 Linked to the Nikkei 225TM Index Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek early exit prior to maturity at a premium if the Nikkei 225TM Index is at or above the applicable call level on any of the three annual review dates. If the Notes are not called, investors are protected at maturity against up to a 10% decline of the Index on the final review date but will lose some or all of their principal if the Index declines by more than 10%. Investors in the Notes should be willing to accept this risk of loss, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are called.

•	The first review date, and therefore the earliest call date, is September 4, 2008.

•	Senior unsecured obligations of Barclays Bank PLC maturing September 9, 2010†.

•	Minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about August 24, 2007 and are expected to settle on or about August 29, 2007.

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA/Aa1/AA+‡)

Reference Asset:	Nikkei 225TM Index (the “Index”) (Bloomberg ticker symbol “NKY <Index>”)

Automatic Call:	On any review date, if the Index closing level is greater than or equal to the applicable call level, the Notes will be automatically called for a cash payment per Note that will vary depending on the applicable review date and call premium.

Call Levels:	First review date Second review date Final review date	90% of the initial level 100% of the initial level 100% of the initial level

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•      at least 14.25%* x $1,000 if called on the first review date

•      at least 28.50%* x $1,000 if called on the second review date

•      at least 42.75%* x $1,000 if called on the final review date

*  The actual percentage applicable to the first, second and final review dates will be determined on the pricing date but will not be less than 14.25%, 28.50% and 42.75%, respectively.

Payment at Maturity:

If the Notes are not called and a mandatory redemption is not triggered, your principal is protected at maturity against up to a 10% decline of the Index. If the final level has declined by up to 10% from the initial level, you will receive the principal amount of your Notes at maturity. If the final level declines by more than 10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the Index declines beyond 10% and your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Index Return + 10%) x 1.1111]

Assuming the Notes are not called, you will lose some or all of your investment at maturity if the index return reflects a decline of more than 10%.

Buffer Percentage:	10%

Downside Leverage Factor:	1.1111

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	, the Index closing level on the pricing date.

Final Level:	The Index closing level on the final review date.

Review Dates:	September 4, 2008† (first review date), September 3, 2009† (second review date) and September 3, 2010† (final review date)

Maturity Date:	September 9, 2010†

Business Day Convention:	Modified following

Calculation Agent:	Barclays Bank PLC

Settlement:	DTC; global notes

CUSIP/ISIN:	06738GQE3 and US06738GQE34

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” and “Certain Features of the Notes—Autocallable Notes” in the prospectus supplement.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA/Aa1/AA+ by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, Moody’s Investor Services, Inc. and Fitch Ratings Ltd. respectively. The rating reflects the creditworthiness of Barclays Bank PLC and is subject to downward revision or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance of the investment, and (2) is not a recommendation to buy, sell or hold securities.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers, of approximately     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the pricing date as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005:
http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized on the applicable review date for a range of movements in the Index as shown under the column “Index Appreciation/Depreciation at Review Date.” The following table assumes a hypothetical initial level of 16,475.60, which results in a call level of 14,828.04 for the first review date and of 16,475.60 for the second and final review dates. The table assumes that the percentages used to calculate the call price applicable to the first, second and final review dates are 14.25%, 28.50% and 42.75%, respectively, regardless of the appreciation of the Index, which may be significant; the actual percentages will be determined on the pricing date. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable review date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

Level of Index at Review Date	Index Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Final Review Date
29,656.08	80%	14.25%	28.50%	42.75%
28,008.52	70%	14.25%	28.50%	42.75%
26,360.96	60%	14.25%	28.50%	42.75%
24,713.40	50%	14.25%	28.50%	42.75%
23,065.84	40%	14.25%	28.50%	42.75%
21,418.28	30%	14.25%	28.50%	42.75%
19,770.72	20%	14.25%	28.50%	42.75%
18,123.16	10%	14.25%	28.50%	42.75%
17,299.38	5%	14.25%	28.50%	42.75%
16,475.60	0%	14.25%	28.50%	42.75%

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Level of Index at Review Date	Index Appreciation/ Depreciation at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Final Review Date
16,146.09	-2%	14.25%	N/A	0.00%
15,651.82	-5%	14.25%	N/A	0.00%
14,828.04	-10%	14.25%	N/A	0.00%
13,180.48	-20%	N/A	N/A	-11.11%
11,532.92	-30%	N/A	N/A	-22.22%
9,885.36	-40%	N/A	N/A	-33.33%
8,237.80	-50%	N/A	N/A	-44.44%
6,590.24	-60%	N/A	N/A	-55.56%
4,942.68	-70%	N/A	N/A	-66.67%
3,295.12	-80%	N/A	N/A	-77.78%
1,647.56	-90%	N/A	N/A	-88.89%
0.00	-100%	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the initial level of 16,475.60 to an Index closing level of 17,299.38 on the first review date.

Because the Index closing level on the first review date of 17,299.38 is greater than the call level of 14,828.04, the Notes are automatically called, and the investor receives a single payment of $1,142.50 per $1,000 principal amount Note.

Example 2: The level of the Index decreases from the initial level of 16,475.60 to an Index closing level of 13,180.48 on the first review date, 14,828.04 on the second review date and 15,651.82 on the final review date.

Because (a) the Index closing level on the first review date of 13,180.48 is less than the corresponding call level of 14,828.04, (b) the Index closing level on each of the other review dates (14,828.04 and 15,651.82) is less than the corresponding call level of 16,475.60 and (c) the final level has not declined by more than 10% from the initial level, the Notes are not called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 3: The level of the Index decreases from the initial level of 16,475.60 to an Index closing level of 13,180.48 on the first review date, 14,828.04 on the second review date and 11,532.92 on the final review date.

Because (a) the Index closing level on the first review date of 13,180.48 is less than the corresponding call level of 14,828.04, (b) the Index closing level on each of the other review dates (14,828.04 and 11,532.92) is less than the corresponding call level of 16,475.60 and (c) the final level is more than 10% below the initial level, the Notes are not called and the investor will receive a payment that is less than the principal amount calculated as follows for each $1,000 principal amount Note:

$1,000 + [$1,000 x (-30% + 10%) x 1.1111] = $777.78

Selected Purchase Considerations

•

Appreciation Potential—If the Index closing level is greater than or equal to the applicable call level on a review date, your investment will yield a payment per Note of $1,000 plus: (i) at least 14.25%* x $1,000 if called on the first review date; (ii) at least 28.50%* x $1,000 if called on the second review date; or (iii) at least 42.75%* x $1,000 if called on the final review date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due.

*	The actual percentage applicable to the review dates above will be determined on the pricing date but will not be less than 14.25%, 28.50% and 42.75%, respectively.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature—While the original term of the Notes is just over three years, the Notes will be called before maturity if the Index closing level is at or above the applicable call level on a review date and you will be entitled to the applicable premium payment set forth on the cover of this free writing prospectus.

•

Limited Protection Against Loss—If the Notes are not called and the final level declines by no more than 10% as compared to the initial level, you will be entitled to receive the full principal amount of your Notes at maturity. If the final level declines by more than 10%, for every 1% that the Index has declined below 10% you will lose an amount equal to 1.1111% of the principal amount of your Notes.

•

Potential for Early Exit and 14.25% Return in Year One, Even If the Index Return is Negative on the First Date—The call level for the first review date is set at 90% of the initial level. Accordingly, you will receive a payment of $1,142.50 per $1,000 principal amount Note after the first review date, even if the Index closing level on the first review date reflects a decline of up to 10% from its respective initial level.

•

Diversification Among Japanese Equities of the Nikkei 225 Index—The return on the Notes is linked to the performance of the Nikkei 225 Index which consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange. It is a price-weighted average of 225 Japanese companies representing a broad cross-section of Japanese industries. The mix of

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components which constitute the Nikkei 225 Index are rebalanced from time to time to assure that all issues in the Index are both highly liquid and representative of Japan’s industrial structure. For additional information about the Index, see the information set forth under “Description of the Reference Asset” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. We intend to treat the Notes as prepaid forward contracts or other executory contracts subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. Pursuant to the terms of the Notes, each Holder agrees to treat the Notes consistent with this treatment for all U.S. federal income tax purposes.

This free writing prospectus has not been reviewed by our special tax counsel, Cadwalader, Wickersham & Taft LLP, and the sale of the Notes to you is subject to delivery by them of an opinion to the effect that our intended treatment of the Notes is reasonable. If our special tax counsel is unable to deliver this opinion, the offering of the Notes will be terminated.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final level declines by more than 10% compared to the initial level, you will lose 1.1111% of your principal amount for every 1% decline in the final level compared to the initial level beyond the 10% buffer percentage.

•

Limited Return on the Notes—Your potential gain on the Notes will be limited to the call premium applicable for a review date, as set forth on the cover of this free writing prospectus, regardless of the appreciation in the Index, which may be significant. Because the Index closing level at various times during the term of the Notes could be higher than on the review dates and at maturity, you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the Index.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the Index are denominated, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the dollar and the yen; and

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•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Offering of the Notes May Be Terminated—The sale of the Notes is subject to delivery by our special tax counsel of an opinion regarding the tax treatment of the Notes as described under “Selected Purchase Considerations—Certain U.S. Federal Income Tax Considerations” above. If our special tax counsel is unable to deliver this opinion, the offering of the Notes may be terminated.

Description of the Reference Asset

All information regarding the Nikkei® 225 Stock Average or the Nikkei® 225 Index (the “Nikkei 225 Index”) set forth in this free writing prospectus reflects the policies of, and is subject to change by, Nikkei Inc. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor”. The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY <Index>”.

The Nikkei 225 Index is a price-weighted stock index that measures the composite price performance of 225 underlying stocks (the “Underlying Stocks”) trading on the First Section of the Tokyo Stock Exchange, Inc. (“TSE”), representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. The Nikkei 225 Index’s composition rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials—Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods—Marine Products, Food, Retail, Services;

•	Materials—Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (1) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (2) calculating the sum of all these products and (3) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.293 as of April 3, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

An Underlying Stock may be deleted or added by the Nikkei Index Sponsor Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (1) bankruptcy of the issuer, (2) merger of the issuer with, or acquisition of the issuer by, another company, (3) delisting of such stock, (4) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (5) transfer of such stock to the Second Section or Mothers. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a stock from the Underlying Stocks, the Nikkei Index Sponsor will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by the Nikkei Index Sponsor to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by the Nikkei Index Sponsor.

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A list of the issuers of the Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by the Nikkei Index Sponsor. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc.’s predecessor, Nihon Keizai Shimbun, Inc., first calculated and published the Nikkei Index in 1970.

Additional information concerning the Nikkei 225 Index may be obtained on the following website: http://www.nni.nikkei.co.jp.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. There are three separate sections within the TSE: the First Section, the Second Section and Mothers. Listings of stocks on the TSE are divided between these three sections, with the First Section typically limited to larger, longer established and more actively traded issues, the Second Section to smaller and newly listed companies and Mothers, which was established in 1999, to newer, innovative venture enterprises, both in Japan and overseas. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei Index, and these limitations, in turn, may adversely affect the value of the notes.

License Agreement

Barclays Bank PLC will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc., who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties, whereby we, in exchange for a fee, will be permitted to use the Nikkei 225 Index in connection with the Notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is any licensing of the use of the Nikkei Index Sponsor’s indices and trademarks relating to them.

We expect that the license agreement will provide that the following language must be set forth herein:

The Nikkei Stock Average (“Index”) is an intellectual property of Nikkei Inc.* “Nikkei”, “Nikkei Stock Average” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index. Nikkei Digital Media Inc., a wholly owned subsidiary of Nikkei Inc., calculates and disseminates the Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively “Index Sponsor”.

*	Formerly known as Nihon Keizai Shimbun, Inc. Name changed on January 1, 2007.

The Notes are not in any way sponsored, endorsed or promoted by the Index Sponsor. The Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure at which the Index stands on any particular day or otherwise. The Index is compiled and calculated solely by the Index Sponsor. However, the Index Sponsor shall not be liable to any person for any error in the Index and the Index Sponsor shall not be under any obligation to advise any person, including a purchaser or vendor of the Notes, of any error therein.

In addition, the Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication and dissemination of the Index.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through August 15, 2007. The Index closing level on August 15, 2007 was 16,475.60.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any of the review dates. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $20.00 per $1,000 principal amount Note.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), Aa1 by Moody’s Investor Services, Inc. (“Moody’s”) and AA+ by Fitch Ratings Ltd. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. An AA+ rating from Fitch denotes expectations by Fitch of very low credit risk and very strong capacity for payment of financial commitments with respect to the Program; such capacity is not significantly vulnerable to foreseeable events. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions or withdrawal at any time by the assigning rating agency. The credit rating (1) does not take into account market risk or the performance of the investment, and (2) is not a recommendation to buy, sell or hold the Notes.

FWP–7